Exhibit 99.1

Walter Energy, Inc. 3000 Riverchase Galleria Suite 1700 Birmingham, AL 35244 www.walterenergy.com

For media:
Ruth Pachman, 212-521-4891
ruth-pachman@kekst.com
or
For investors:
Mark Tubb, 205-745-2627
mark.tubb@walterenergy.com

For Immediate Release

Walter Energy Announces Second Quarter 2013 Results

Achieved Revenues of $441 Million on 2.4 Million Metric Tons of Met Coal Sales

Increased Met Coal Production Volumes 9.2% and Reduced Met Coal Cash Cost of Production per Metric Ton 23.3% Compared to Second Quarter 2012

Company Implementing Further Reductions in Capital Expenditures and SG&A Expenses

BIRMINGHAM, AL  — Aug. 1, 2013 — Walter Energy Inc. (NYSE:WLT) (TSX:WLT), a leading, publicly traded “pure-play” producer of metallurgical (met) coal for the global steel industry, today announced results for the second quarter ended June 30, 2013.

“Our mines continue to perform well, as our focus on cost reduction and improving productivity continued in the second quarter, further improving our cost competitiveness,” said Walt Scheller, Chief Executive Officer. “In a difficult met coal pricing environment, we continue to pursue measures to reduce operating costs, SG&A expenses and capital spending.”

Consolidated Financial Results

Walter Energy reported a net loss of $34.5 million, or $0.55 loss per diluted share, in the second quarter 2013, compared to net income of $31.9 million, or $0.51 per diluted share, in the second quarter of 2012. Second quarter 2013 consolidated revenues totaled $441.5 million, a decrease from $677.6 million in the second quarter of 2012, primarily due to lower met coal prices and lower coal sales volume. Partially offsetting the declines in volume and pricing, consolidated financial results for the second quarter reflect the favorable impact of lower costs, including improved met coal cost performance and continued reductions in selling, general and administrative (SG&A) expenses.

Net income for the second quarter of 2013 includes charges of $3.3 million, net of tax, or $0.05 per diluted share, primarily related to proxy contest expenses and a restructuring and asset impairment net benefit of $3.4 million, net of tax, or $0.05 per diluted share. These charges and adjustments are reconciled in the Company’s “Reconciliation of Non-GAAP Financial Measures.” The adjusted net loss for the second quarter totaled $34.7 million, or $0.55 loss per diluted share, and second quarter 2013 adjusted EBITDA totaled $36.7 million.

Metallurgical Coal Sales Volume and Pricing

Second quarter of 2013 met coal sales volume, including both hard coking coal (HCC) and low-volatility (low-vol) PCI, was 2.4 million metric tons (MMTs), representing a decrease of 0.4 MMTs from second quarter 2012. HCC sales volume was 2.0 MMTs in the second quarter of 2013, a decrease of 13.8% compared to the second quarter of 2012. Low-vol PCI sales volume declined 15.8% in the second quarter of 2013 compared to the prior-year comparable quarter. Second quarter 2013 shipments were impacted by vessel delays at the Port of Ridley, with over 200,000 metric tons (MTs) of June shipments moved to the third quarter at carryover pricing. Met coal sales tonnage was approximately 89% of total coal sales volume in the second quarter of 2013 compared to 76% for the same period last year.

Met coal sales price per ton averaged $150.41 in the second quarter 2013, down from second quarter 2012 pricing of $193.31 per metric ton (MT), due to weak global met coal market conditions. The average selling price for low-vol PCI was $135.55 per MT as compared to $163.51 per MT in the prior year comparable quarter.

Metallurgical Coal Cash Cost of Sales

Consolidated cash cost of sales for the second quarter 2013 averaged $122.04 per MT, down 9.7% compared to the second quarter of 2012, reflecting a reduction of 5.7% in cash cost of sales per MT in the Company’s U.S. operations and a reduction of 10.4% per MT in the Canadian operations. The Company recorded a lower of cost or market (LCM) charge, of which approximately $19.0 million related to the effect of the decline in third quarter 2013 met coal prices on valuing second quarter ending inventory, primarily relating to the Company’s Canadian operations.

Metallurgical Coal Production

Met coal production was 2.9 MMTs in the second quarter of 2013, comprised of 2.5 MMTs of HCC and 0.4 MMTs of low-vol PCI. Met coal production increased 9.2% compared to 2.7 MMTs produced in the second quarter of 2012. The strong performance in the current quarter was driven by a production increase of 0.4 MMTs, a 26% improvement, at the Company’s premium HCC mines in Alabama as compared to the second quarter in the prior year.

Met coal cash cost of production averaged $78.47 per MT in the second quarter of 2013, down 23.3% compared to the prior-year comparable quarter. Cash cost of production per MT in the Company’s

Alabama low and mid-vol mines decreased by $5.84 per MT, or 8.2%, in the second quarter of 2013 as compared to the second quarter last year, primarily due to improved productivity. Cash cost of production per MT in the Canadian operations decreased by $50.39 per MT, or 32.9%, as compared to the second quarter of 2012. Strong productivity increases at Brule led to significantly improved cost performance, with cash cost of production totaling $79.82 per MT, compared to $101.68 per MT in the first quarter of 2013. Results for the Wolverine mine were negatively impacted by property development costs along with costs and downtime from unanticipated repairs.

Other Expenses

SG&A expenses totaled $27.1 million in the second quarter 2013, representing a decline from $35.8 million in the second quarter of the prior year. SG&A expenses in the second quarter of 2013 included expenses of $5.4 million, primarily related to the proxy contest. Compared to the prior-year comparable period, second quarter 2013 SG&A expenses reflect the reclassification of $8.1 million from SG&A expenses to cost of sales, comprised of operations-related direct administrative charges.

Interest expense for the second quarter of 2013 totaled $53.1 million compared to $31.1 million in the second quarter of 2012, with the increase primarily driven by an increase in long-term debt and higher interest rates.  Also included in interest expense is a non-cash component, primarily made up of amortization of debt expense, which totaled $5.6 million in the second quarter of 2013 and $4.7 million in the prior-year comparable period.

Results for the second quarter 2013 included a restructuring and asset impairment pre-tax net benefit of $9.1 million associated with the amendment of a sales contract eliminating commitments to deliver coal, thus allowing for the accelerated closure of the Company’s North River mine in Alabama, partially offset by an asset impairment charge related to the closure. The Company also recorded a pre-tax restructuring charge of $3.3 million related to the previously announced curtailment of operations in April 2013 at Willow Creek.

Capital Expenditures

The Company’s capital expenditures totaled $46 million for the second quarter of 2013, representing a decrease of 63% from the second quarter 2012. Capital expenditures for the first six months of 2013 totaled $80 million compared to $246 million in the first six months of 2012.

Liquidity

Available liquidity was $487.5 million at the end of the second quarter of 2013, consisting of cash and cash equivalents of $170.9 million plus $316.6 million of availability under the Company’s $375 million revolving credit facility, net of outstanding letters of credit of $58.4 million.

The Company executed an amendment to its credit facility in July 2013, improving its financial flexibility in addressing the current difficult global met coal cycle. The amendment modifies related covenants, suspending interest coverage ratio compliance until March 31, 2015 and senior secured leverage ratio compliance until June 30, 2014. In addition, compliance in both covenants was made less restrictive once reinstated.  The Company incurred fees and charges of $18.3 million in July 2013 associated with execution of the amendment, and interest margins on the debt under the credit facility increased by 1% going forward.

Outlook

Strong met coal production performance in the Company’s Alabama underground mines has continued in the third quarter; however, volumes for the third quarter are expected to be lower than the second quarter due to a planned longwall move. Production in the Company’s Canadian operation is also expected to be lower in the third quarter, as the Wolverine mine has moved into a less favorable phase of its mining cycle. The Company remains on track to achieve its full-year met coal production target of approximately 11 million metric tons.

The Company is planning further reductions in SG&A expenses and capital expenditures. SG&A expenses have been targeted for additional reductions of $10 million, with an annual targeted run rate of $80 million. In addition, the Company has reduced its capital spending target to approximately $150 million for the full-year 2013.

Use of Non-GAAP Measures

This release contains the use of certain U.S. non-GAAP (Generally Accepted Accounting Principles) measures. These non-GAAP measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non GAAP measures may not be comparable to other similarly titled measures used by other entities. A reconciliation of non-GAAP to GAAP measures is provided in the financial section of this release.

Conference Call Webcast

The Company will hold a webcast to discuss second quarter 2013 results on Thursday, August 1, 2013, at 10:00 a.m. ET. To listen to the live event, visit www.walterenergy.com.

About Walter Energy

Walter Energy is a leading, publicly traded “pure-play” metallurgical coal producer for the global steel industry with strategic access to high-growth steel markets in Asia, South America and Europe. The Company also produces thermal coal, anthracite, metallurgical coke and coal bed methane gas. Walter Energy employs approximately 4,100 employees, with operations in the United States, Canada and United Kingdom. For more information about Walter Energy, please visit www.walterenergy.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995

and may involve a number of risks and uncertainties. Forward-looking statements are based on information available to management at the time, and they involve judgments and estimates. Forward-looking statements include expressions such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “predict,” “will,” and similar terms and expressions. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of that are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: unfavorable economic, financial and business conditions; the global economic crisis; market conditions beyond our control; prolonged decline in the price of coal; decline in global coal or steel demand; prolonged or dramatic shortages or difficulties in coal production; our customer’s refusal to honor or renew contracts; our ability to collect payments from our customers; inherent risks in coal mining such as weather patterns and conditions affecting production, geological conditions, equipment failure and other operational risks associated with mining; title defects preventing us from (or resulting in additional costs for) mining our mineral interests; concentration of our mining operations in limited number of areas; a significant reduction of, or loss of purchases by, our largest customers; unavailability of cost-effective transportation for our coal; availability, performance and costs of railroad, barge, truck and other transportation; disruptions or delays at the port facilities we use; risks associated with our reclamation and mine closure obligations, including failure to obtain or renew surety bonds; significant increase in competitive pressures and foreign currency fluctuations; significant cost increases and delays in the delivery of raw materials, mining equipment and purchased components; availability of adequate skilled employees and other labor relations matters; inaccuracies in our estimates of our coal reserves; estimates concerning economically recoverable coal reserves; greater than anticipated costs incurred for compliance with environmental liabilities or limitations on our abilities to produce or sell coal; our ability to attract and retain key personnel; future regulations that increase our costs or limit our ability to produce coal; new laws and regulations to reduce greenhouse gas emissions that impact the demand for our coal reserves; adverse rulings in current or future litigation; inability to access needed capital; events beyond our control that may result in an event of default under one or more of our debt instruments; availability of licenses, permits, and other authorizations that may be subject to challenges; risks associated with our reclamation and mine closure obligations; failure to meet project development and expansion targets; risks associated with operating in foreign jurisdictions; risks related to our indebtedness and our ability to generate cash for our financial obligations; downgrade in our credit rating; our ability to identify suitable acquisition candidates to promote growth; our ability to integrate acquisitions successfully; our exposure to indemnification obligations; volatility in the price of our common stock; our ability to pay regular dividends to stockholders; costs related to our postretirement benefit obligations and workers’ compensation obligations; our exposure to litigation; and other risks and uncertainties including those described in our filings with the SEC. Forward-looking statements made by us in this release, or elsewhere, speak only as of the date on which the statements were made. You are advised to read the risk factors in our most recently filed Annual Report on Form 10-K and subsequent filings with the SEC, which are available on our website at www.walterenergy.com and on the SEC’s website at www.sec.gov. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or our anticipated results. We have no duty to, and do not intend to, update or revise the forward-looking statements in this release, except as may be required by law. In light of these risks and uncertainties, readers should keep in mind that any forward-looking statement made in this press release may not occur. All data presented herein is as of the date of this release unless otherwise noted.

WALTER ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
($ in thousands, except per share and share amounts)
Unaudited

	For the three months		For the six months
	ended June 30,		ended June 30,
	2013	2012	2013	2012
Revenues:
Sales	$437,798	$668,605	$927,407	$1,295,903
Miscellaneous income	3,698	8,969	5,432	13,234
	441,496	677,574	932,839	1,309,137

Costs and expenses:
Cost of sales (exclusive of depreciation and depletion)	367,616	486,084	788,550	917,618
Depreciation and depletion	68,320	74,459	149,510	140,952
Selling, general and administrative	27,129	35,845	57,803	72,092
Postretirement benefits	14,725	13,213	29,450	26,426
Restructuring and asset impairment (1)	(5,741)	—	1,699	—
	472,049	609,601	1,027,012	1,157,088

Operating income (loss)	(30,553)	67,973	(94,173)	152,049
Interest expense (2)	(53,129)	(31,104)	(105,747)	(59,171)
Interest income	144	341	794	618
Other loss, net (3)	(714)	(5,919)	(609)	(12,912)
Income (loss) from continuing operations before income tax expense (benefit)	(84,252)	31,291	(199,735)	80,584
Income tax expense (benefit)	(49,760)	4,535	(115,799)	13,212
Income (loss) from continuing operations	(34,492)	26,756	(83,936)	67,372
Income from discontinued operations	—	5,180	—	5,180
Net Income (loss)	$(34,492)	$31,936	$(83,936)	$72,552

Basic income (loss) per share:
Income (loss) from continuing operations	$(0.55)	$0.43	$(1.34)	$1.08
Income from discontinued operations	—	0.08	—	0.08
Net Income (loss)	$(0.55)	$0.51	$(1.34)	$1.16

Weighted average number of basic shares outstanding (4)	62,632,384	62,537,177	62,614,387	62,502,508

Diluted income (loss) per share:
Income (loss) from continuing operations	$(0.55)	$0.43	$(1.34)	$1.08
Income from discontinued operations	—	0.08	—	0.08
Net Income (loss)	$(0.55)	$0.51	$(1.34)	$1.16

Weighted average number of diluted shares outstanding (4)	62,632,384	62,780,225	62,614,387	62,758,532

Comprehensive income (loss)	$(30,770)	$30,637	$(90,414)	$75,918

(1)         Restructuring and asset impairment includes a benefit associated with the accelerated closure of the Alabama North River mine anticipated in the latter half of 2013, partially offset by restructuring charges incurred in connection with the curtailment of operations at our Willow Creek mine.

(2)         Interest expense reflects an increase in interest rates on our outstanding debt obligations due to the Second and Third Amendments to the 2011 Credit Agreement, an increase in interest associated with the issuance of $500.0 million 9.875% senior notes in the fourth quarter of 2012 and $450.0 million 8.5% senior notes in the first quarter of 2013, and the related accelerated amortization of debt expense of $6.0 million.

(3)         The other loss includes losses on the sale and remeasurement to fair value of equity investments.

(4)         In periods of net loss, the number of shares used to calculate diluted earnings per share is the same as that used to calculate basic earnings per share.

WALTER ENERGY, INC. AND SUBSIDIARIES
RESULTS BY OPERATING SEGMENT
($ in thousands)
Unaudited

	For the three months		For the six months
	ended June 30,		ended June 30,
	2013	2012	2013	2012

REVENUES:
U.S. Operations	$321,009	$466,761	$660,234	$918,911
Canadian and U.K. Operations	119,873	209,645	271,317	387,996
Other	614	1,168	1,288	2,230
Revenues	$441,496	$677,574	$932,839	$1,309,137

OPERATING INCOME (LOSS):
U.S. Operations	$37,333	$107,245	$30,376	$214,226
Canadian and U.K. Operations	(66,347)	(24,679)	(115,113)	(38,234)
Other	(1,539)	(14,593)	(9,436)	(23,943)
Operating income (loss)	$(30,553)	$67,973	$(94,173)	$152,049

DEPRECIATION AND DEPLETION:
U.S. Operations	$31,189	$43,704	$78,662	$85,846
Canadian and U.K. Operations	36,620	30,535	69,852	54,671
Other	511	220	996	435
Depreciation and depletion	$68,320	$74,459	$149,510	$140,952

CAPITAL EXPENDITURES:
U.S. Operations	$38,803	$43,851	$66,204	$79,963
Canadian and U.K. Operations	7,231	78,177	13,545	162,357
Other	190	3,183	502	3,736
Capital expenditures	$46,224	$125,211	$80,251	$246,056

WALTER ENERGY, INC. AND SUBSIDIAIRES
SUPPLEMENTAL FINANCIAL DATA
(Ton information in 000’s metric tons and dollars in USD)
Unaudited

	3 Months Ended June 30, 2013			3 Months Ended June 30, 2012			3 Months Ended March 31, 2013
	U.S. Operations	Canadian and U.K. Operations	Total	U.S. Operations	Canadian and U.K. Operations (3)	Total	U.S. Operations	Canadian and U.K. Operations	Total
Total Metallurgical
Sales Metric Tons	1,621	819	2,440	1,784	1,058	2,842	1,706	1,071	2,777
Production Metric Tons	2,070	879	2,949	1,724	976	2,700	1,738	1,019	2,757
Average Net Selling Price	$153.99	$143.31	$150.41	$194.10	$191.99	$193.31	$157.28	$143.96	$152.14
Average Cash Cost of Sales per Ton (1)(2)	$101.12	$163.43	$122.04	$107.19	$182.34	$135.17	$109.76	$134.91	$119.46
Average Cash Cost of Production per Ton (1)	$68.22	$102.62	$78.47	$73.55	$153.01	$102.28	$78.11	$109.67	$89.78

Low Vol Hard Coking
Sales Metric Tons	983	—	983	1,097	—	1,097	1,166	—	1,166
Production Metric Tons	1,272	—	1,272	1,152	—	1,152	1,074	—	1,074
Average Net Selling Price	$158.93	$—	$158.93	$207.88	$—	$207.88	$162.97	$—	$162.97
Average Cash Cost of Sales per Ton (1)(2)	$91.52	$—	$91.52	$98.28	$—	$98.28	$104.26	$—	$104.26
Average Cash Cost of Production per Ton (1)	$57.99	$—	$57.99	$61.63	$—	$61.63	$64.69	$—	$64.69

Low Vol Hard Coking - Willow Creek
Sales Metric Tons	—	37	37	—	—	—	—	105	105
Production Metric Tons	—	3	3	—	66	66	—	99	99
Average Net Selling Price	$—	$146.31	$146.31	$—	$—	—	$—	$135.63	$135.63
Average Cash Cost of Sales per Ton (1)(2)	$—	$224.76	$224.76	$—	$—	—	$—	$199.39	$199.39
Average Cash Cost of Production per Ton (1)	$—	$107.17	$107.17	$—	$209.35	$209.35	$—	$155.66	$155.66

Mid Vol Hard Coking
Sales Metric Tons	500	317	817	396	506	902	390	547	937
Production Metric Tons	596	411	1,007	331	470	801	418	433	851
Average Net Selling Price	$154.94	$154.35	$154.71	$200.18	$223.06	$212.90	$153.28	$149.19	$150.89
Average Cash Cost of Sales per Ton (1)(2)	$127.28	$162.19	$140.83	$146.28	$143.98	$145.00	$135.53	$131.10	$132.94
Average Cash Cost of Production per Ton (1)	$81.69	$123.36	$98.71	$105.38	$80.42	$90.74	$106.86	$99.84	$103.29

High Vol Hard Coking
Sales Metric Tons	138	—	138	291	—	291	150	—	150
Production Metric Tons	202	—	202	241	—	241	246	—	246
Average Net Selling Price	$110.15	$—	$110.15	$138.64	$—	$138.64	$121.31	$—	$121.31
Average Cash Cost of Sales per Ton (1)(2)	$106.69	$—	$106.69	$119.88	$—	$119.88	$109.50	$—	$109.50
Average Cash Cost of Production per Ton (1)	$92.95	$—	$92.95	$86.80	$—	$86.80	$87.80	$—	$87.80

Low Vol PCI
Sales Metric Tons	—	401	401	—	411	411	—	271	271
Production Metric Tons	—	421	421	—	286	286	—	332	332
Average Net Selling Price	$—	$135.52	$135.52	$—	$158.29	$158.29	$—	$133.82	$133.82
Average Cash Cost of Sales per Ton (1)(2)	$—	$143.44	$143.44	$—	$203.32	$203.32	$—	$122.34	$122.34
Average Cash Cost of Production per Ton (1)	$—	$79.82	$79.82	$—	$228.13	$228.13	$—	$101.68	$101.68

Low Vol PCI - Willow Creek
Sales Metric Tons	—	64	64	—	141	141	—	148	148
Production Metric Tons	—	44	44	—	154	154	—	155	155
Average Net Selling Price	$—	$135.77	$135.77	$—	$178.74	$178.74	$—	$149.10	$149.10
Average Cash Cost of Sales per Ton (1)(2)	$—	$259.97	$259.97	$—	$258.86	$258.86	$—	$126.00	$126.00
Average Cash Cost of Production per Ton (1)	$—	$126.86	$126.86	$—	$210.34	$210.34	$—	$124.95	$124.95

Thermal
Sales Metric Tons	305	12	317	871	20	891	383	4	387
Production Metric Tons	407	12	419	908	17	925	434	12	446
Average Net Selling Price	$68.03	$111.03	$69.65	$68.11	$126.61	$69.40	$64.23	$32.98	$63.92
Average Cash Cost of Sales per Ton (1)(2)	$92.48	$252.27	$98.52	$65.39	$103.40	$66.23	$90.34	$341.79	$92.87
Average Cash Cost of Production per Ton (1)	$63.34	$115.73	$64.89	$55.35	$—	$54.34	$76.16	$102.96	$76.89

(1)         Average Cash Cost of Sales per Ton is based on reported Cost of Sales and includes items such as freight, royalties, manpower, fuel and other similar production and sales cost items but excludes depreciation, depletion and post retirement benefits. Average Cash Cost of Production per Ton is based on period costs of mining and includes items such as manpower, fuel and other similar production items but excludes depreciation, depletion and post retirement benefits. Average Cash Cost per Ton is a non-GAAP financial measure which is not calculated in conformity with U.S. Generally Accepted Accounting Principles (GAAP) and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe Average Cash Cost per Ton is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Average Cash Cost of Sales per Ton may not be comparable to similarly titled measures used by other companies.

(2)         Reconciliation of Cash Cost of Sales per Ton to Cost of Sales as disclosed (in thousands USD):

	Quarter Ended June 30, 2013	Quarter Ended June 30, 2012	Quarter Ended March 31, 2013
Cash Cost of Sales as calculated from above (sales tons times average cash cost per ton)	$329,008	$443,164	$367,681
Cash Cost of other products	38,608	42,920	53,253
Total Cost of Sales	$367,616	$486,084	$420,934

(3)         During the third quarter of 2012, in our Canadian and U.K. operations certain metrics around tons included in production were realigned to align with how we account for production in the U.S. operations.  Historically, the Canadian and U.K. operations were not recording tons produced until they were deemed finished goods.  We revised this methodology to include all tons mined, no matter if in process or finished, as produced based on a clean coal tonnage equivalent.  Our Form 8-K filed on November 5, 2012, includes a reconciliation of production statistics previously presented as compared with the realigned methodology from the Western Coal acquisition date of April 1, 2011 through June 30, 2012.

WALTER ENERGY, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS ($ in thousands) Unaudited

	June 30,	December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$170,878	$116,601
Receivables, net	254,256	256,967
Inventories	339,584	306,018
Deferred income taxes	55,318	58,526
Prepaid expenses	60,151	53,776
Other current assets	23,754	23,928
Total current assets	903,941	815,816
Mineral interests, net	2,914,825	2,965,557
Property, plant and equipment, net	1,657,123	1,732,131
Deferred income taxes	161,215	160,422
Other long-term assets	94,752	94,494
TOTAL ASSETS	$5,731,856	$5,768,420

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$14,919	$18,793
Accounts payable	123,540	114,913
Accrued expenses	135,772	184,875
Accumulated postretirement benefits obligation	30,074	29,200
Other current liabilities	202,300	206,473
Total current liabilities	506,605	554,254
Long-term debt	2,591,181	2,397,372
Deferred income taxes	848,748	921,687
Accumulated postretirement benefits obligation	638,713	633,264
Other long-term liabilities	237,320	251,272
TOTAL LIABILITIES	4,822,567	4,757,849
STOCKHOLDERS’ EQUITY	909,289	1,010,571
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,731,856	$5,768,420

WALTER ENERGY, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY FOR THE SIX MONTHS ENDED JUNE 30, 2013 ($ in thousands, except per share amounts) Unaudited

					Accumulated
			Capital in		Other
		Common	Excess of	Accumulated	Comprehensive
	Total	Stock	Par Value	Deficit	Loss

Balance at December 31, 2012	$1,010,571	$625	$1,628,244	$(347,448)	$(270,850)

Net loss	(83,936)			(83,936)
Other comprehensive loss, net of tax	(6,478)				(6,478)
Stock issued upon the exercise of stock options	279	1	278
Dividends paid, $0.25 per share (1)	(15,638)		(23,452)	7,814
Stock-based compensation	5,370		5,370
Tax effect from stock-based compensation arrangements	(586)		(586)
Other	(293)	—	—	(293)
Balance at June 30, 2013	$909,289	$626	$1,609,854	$(423,863)	$(277,328)

(1) An adjustment of $7.8 million was made to Capital in Excess of Par Value in the first quarter of 2013 to correct the classification of the dividend declared in the fourth quarter of 2012. Refer to Note 1 “Basis of Presentation” in our first quarter of 2013 Form 10-Q filed on May 8, 2013 for further discussion.

WALTER ENERGY, INC. AND SUBSIDIARIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURES Unaudited

RECONCILIATION OF EBITDA FROM CONTINUING OPERATIONS, EBITDA AND ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER US GAAP:

	For the three months ended		For the six months ended
	June 30,		June 30,
$(in thousands)	2013	2012	2013	2012

Income (loss) from continuing operations	$(34,492)	$26,756	$(83,936)	$67,372
Interest expense	53,129	31,104	105,747	59,171
Interest income	(144)	(341)	(794)	(618)
Income tax expense (benefit)	(49,760)	4,535	(115,799)	13,212
Depreciation and depletion expense	68,320	74,459	149,510	140,952
Earnings from continuing operations before interest, income taxes, and depreciation and depletion (EBITDA from continuing operations) (1)	37,053	136,513	54,728	280,089
Pretax income from discontinued operations	—	8,282	—	8,282
Earnings before interest, income taxes, and depreciation and depletion (EBITDA) (2)	37,053	144,795	54,728	288,371
Restructuring and asset impairment	(5,741)	—	1,699	—
Proxy contest expenses and other	5,429	—	12,267	—
Adjusted EBITDA (3)	$36,741	$144,795	$68,694	$288,371

RECONCILIATION OF ADJUSTED NET INCOME (LOSS) TO AMOUNTS REPORTED UNDER US GAAP:

	For the three months ended		For the six months ended
	June 30,		June 30,
($ in thousands)	2013	2012	2013	2012

Net income (loss)	$(34,492)	$31,936	$(83,936)	$72,552
Restructuring and asset impairment, net of tax expense (benefit): $2.3 million and $(0.3) million for the three and six months ended June 30, 2013, respectively	(3,432)	—	1,418	—
Proxy contest expenses and other, net of tax benefit: $2.1 million and $4.8 million for the three and six months ended June 30, 2013, respectively	3,261	—	7,527	—
Adjusted net income (loss) (4)	$(34,663)	$31,936	$(74,991)	$72,552

Weighted average number of diluted shares outstanding	62,632,384	62,780,225	62,614,387	62,758,532

Adjusted diluted income (loss) per share:	$(0.55)	$0.51	$(1.20)	$1.16

(1)         EBITDA from continuing operations is defined as earnings excluding discontinued operations before interest expense, interest income, income taxes, and depreciation and depletion expense. EBITDA from continuing operations is a financial measure which is not calculated in conformity with U.S. Generally Accepted Accounting Principles (GAAP) and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe that EBITDA from continuing operations is a useful measure as some investors and analysts use EBITDA from continuing operations to compare us against other companies and to help analyze our ability to satisfy principal and interest obligations and capital expenditure needs. EBITDA from continuing operations may not be comparable to similarly titled measures used by other companies.

(2)         EBITDA  is defined as net income (loss) before interest expense, interest income, income taxes, and depreciation and depletion expense. EBITDA is a financial measure which is not calculated in conformity with U.S. Generally Accepted Accounting Principles (GAAP) and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe that EBITDA is a useful measure as some investors and analysts use EBITDA to compare us against other companies and to help analyze our ability to satisfy principal and interest obligations and capital expenditure needs. EBITDA may not be comparable to similarly titled measures used by other companies.

(3)         Adjusted EBITDA is defined as EBITDA further adjusted to exclude restructuring charges (benefits), asset impairment, proxy contest expenses and other miscellaneous items.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors  should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

(4)         Adjusted net income (loss) is defined as net income (loss) excluding restructuring charges (benefits), asset impairment, proxy contest expenses and other miscellaneous items, net of tax.  Adjusted net income (loss) is not a measure of financial performance in accordance with generally accepted accounting principles, and we believe items excluded from Adjusted net income (loss) are significant to a reader in understanding and assessing our results of operations.  Therefore, Adjusted net income (loss) should not be considered in isolation, nor as an alternative to net income (loss) under generally accepted accounting principles.

WALTER ENERGY, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS ($ in thousands) Unaudited

	For the six months ended June 30,
	2013	2012
OPERATING ACTIVITIES
Net income (loss)	$(83,936)	$72,552
Less income from discontinued operations	—	(5,180)
Income (loss) from continuing operations	(83,936)	67,372

Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:

Depreciation and depletion	149,510	140,952
Deferred income tax benefit	(77,717)	(18,894)
Amortization of debt issuance costs	14,015	9,033
Other	8,402	9,327

Decrease (increase) in current assets:
Receivables	(2,302)	113,203
Inventories	(24,281)	(66,213)
Prepaid expenses and other current assets	(8,826)	(22,095)

Increase (decrease) in current liabilities:
Accounts payable	24,483	81,684
Accrued expenses and other current liabilities	(23,450)	(5,807)
Cash flows provided by (used in) operating activities	(24,102)	308,562

INVESTING ACTIVITIES
Additions to property, plant and equipment	(80,251)	(246,056)
Proceeds from sales of investments	202	12,228
Other	762	582
Cash flows used in investing activities	(79,287)	(233,246)

FINANCING ACTIVITIES
Proceeds from issuance of debt	450,000	—
Borrowings under revolving credit agreement	529,382	112,350
Repayments on revolving credit agreement	(529,382)	(63,341)
Retirements of debt	(259,200)	(118,003)
Dividends paid	(15,638)	(15,618)
Debt issuance costs	(15,080)	—
Other	(600)	288
Cash flows provided by (used in) financing activities	159,482	(84,324)
Cash flows provided by (used in) continuing operations	56,093	(9,008)

CASH FLOWS FROM DISCONTINUED OPERATIONS	—	9,500

EFFECT OF FOREIGN EXCHANGE RATES ON CASH	(1,816)	(242)

Net increase in cash and cash equivalents	$54,277	$250
Cash and cash equivalents at beginning of period	116,601	128,430
Cash and cash equivalents at end of period	$170,878	$128,680